EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the registration statement on Form S-3 of NBT Bancorp Inc., related to the registration of shares on behalf of and for Mr. David T. Griffith, filed by NBT Bancorp Inc. under the Securities Act of 1933, of our report dated January 21, 2000, relating to the financial statements of BSB Bancorp, Inc., which appears in the 1999 Annual Report to Shareholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the references to us under the heading "Experts" in such registration statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Syracuse, New York
June 26, 2000